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                                                                     EXHIBIT 4.6

                     Nissan Auto Receivables Corporation II
                              990 West 190th Street
                           Torrance, California 90502

                                                   Dated as of February 26, 2003

                           YIELD SUPPLEMENT AGREEMENT

Wells Fargo Bank Minnesota, National Association
Wells Fargo Center
Sixth and Marquette Avenue
MAC N9311-161
Minneapolis, MN 55479
Attn:  Asset Backed Securities Department

Nissan Auto Receivables 2003-A Owner Trust
In care of:  Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attn:  Nissan Auto Receivables 2003-A Owner Trust

Ladies and Gentlemen:

      Nissan Auto Receivables Corporation II (the "Company") hereby confirms arrangements made as of the date hereof with you, Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, and Wilmington Trust Company, as Owner Trustee for the Nissan Auto Receivables 2003-A Owner Trust (the "Trust"), for the benefit of the Noteholders, to be effective upon (i) receipt by the Company of the enclosed copy of this letter agreement (the "Yield Supplement Agreement"), executed by Nissan Motor Acceptance Corporation ("NMAC"), the Indenture Trustee and the Owner Trustee, (ii) execution of the Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between the Company and NMAC, (iii) receipt by NMAC of the payment by the Company of the purchase price under the Purchase Agreement, and (iv) the receipt by the Company of the capital contribution of NMAC in connection with the payment of the purchase price under the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Sale and Servicing Agreement, dated as of the date hereof, among NMAC, as Servicer, the Company, and Nissan Auto Receivables 2003-A Owner Trust, as Issuer (the "Sale and Servicing Agreement").

      1. On or prior to each Determination Date, the Servicer shall notify the Company and the Owner Trustee of the "Yield Supplement Deposit" (as defined below) for the related Distribution Date, the amount on deposit in the Yield Supplement Account (as defined below), the Servicing Payment Deposit with respect to the related Distribution Date and the amount of

                                                      (Nissan 2003-A Owner Trust
                                                     Yield Supplement Agreement)

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reinvestment income during the related Collection Period on the Yield Supplement
Account. The "Yield Supplement Deposit" means, with respect to any Distribution Date, the amount by which (i) the aggregate amount of interest that would have been due during the related Collection Period on all Yield Supplemented Receivables (as defined below) if such Yield Supplemented Receivables bore interest at the Required Rate (as defined below) exceeds (ii) the amount of interest accrued on such Yield Supplemented Receivables at their respective APRs and due during such Collection Period. "Required Rate" means, with respect to each Collection Period, the sum of (i) the Servicing Rate plus (ii) the Class
A-4 Interest Rate. "Yield Supplemented Receivable" means any Receivable that has an APR less than the Required Rate.

      2. On or before the date hereof, the Owner Trustee shall establish and maintain with the Securities Intermediary and pledge to the Indenture Trustee a segregated trust account in the name of the Indenture Trustee for the benefit of the Noteholders (the "Yield Supplement Account") in accordance with the Securities Account Control Agreement to secure the payment of interest on the Notes, or such other account as may be acceptable to the Rating Agencies, and the Trust hereby grants to the Indenture Trustee for the benefit of the Noteholders a first priority security interest in the Yield Supplement Account and the monies on deposit and the other property that from time to time comprise the Yield Supplement Account (including the Initial Yield Supplement Amount), and any and all proceeds thereof (collectively, the "Yield Supplement Account Property"). The Indenture Trustee shall possess all of the rights of a secured party under the UCC with respect thereto. The Yield Supplement Account Property and the Yield Supplement Account shall be under the sole dominion and control of the Indenture Trustee. Neither the Company, the Trust nor any Person claiming by, through or under the Company or the Trust shall have any right, title or interest in, any control over the use of, or any right to withdraw from amounts from, the Yield Supplement Account Property or the Yield Supplement Account. All Yield Supplement Account Property in the Yield Supplement Account shall be applied by the Relevant Trustee as specified in this Yield Supplement Agreement and the Sale and Servicing Agreement. The Relevant Trustee shall, not later than 5:00 P.M., New York City time on the Business Day preceding each Distribution Date, withdraw from the Yield Supplement Account and deposit in the Collection Account an amount equal to the Yield Supplement Deposit plus the amount of reinvestment income on the Yield Supplement Account for such Distribution Date.

      3. On or prior to the date hereof, the Company shall make a capital contribution to the Trust of $7,542,918.93 (the "Initial Yield Supplement Amount"), by depositing such amount into the Yield Supplement Account. The amount required to be on deposit in the Yield Supplement Account on the date of issuance of the Notes and for each Distribution Date until the Notes of all Classes have been paid in full or the Indenture is otherwise terminated (the "Required Yield Supplement Amount"), as determined by the Servicer and notified to the Relevant Trustee, means an amount equal to the lesser of (i) the aggregate amount of each Yield Supplement Deposit that will become due on each future Distribution Date, assuming that payments on the Receivables are made on their scheduled due dates, no Receivable becomes a prepaid Receivable and a discount rate of 0.75%, and (ii) the Initial Yield Supplement Amount. The Required Yield Supplement Amount may decline as a result of prepayments or repayments in full of the Receivables. The Relevant Trustee shall have no duty or liability to determine the Required Yield Supplement Amount and may fully rely on the determination thereof by the Servicer. If, on any Distribution Date, the funds in the Yield Supplement Account are in excess

                                                      (Nissan 2003-A Owner Trust
                                                     Yield Supplement Agreement)


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of the Required Yield Supplement Amount for such Distribution Date after giving effect to all distributions to be made on such Distribution Date, the Relevant Trustee shall deposit the amount of such excess into the Collection Account for distribution by the Relevant Trustee in accordance with the terms of Sections 5.06(c), (d), (e) and (h) of the Sale and Servicing Agreement. The Yield Supplement Account shall be part of the Trust. It is the intent of the parties that the Yield Supplement Account Property be treated as property of the Trust for all federal, state and local income and franchise tax purposes. The provisions of this Yield Supplement Agreement should be interpreted accordingly. Further, the Trust shall include in its gross income all income earned on the Yield Supplement Account Property and the Yield Supplement Account.

      4. All or a portion of the Yield Supplement Account may be invested and reinvested in the manner specified in Section 5.08 of the Sale and Servicing Agreement in accordance with written instructions from the Servicer or the Secured Party (as defined in the Securities Account Control Agreement) under the Securities Account Control Agreement, as the case may be. All such investments shall be made in the name of the Relevant Trustee. Earnings on investment of funds in the Yield Supplement Account shall be deposited in the Collection Account on each Distribution Date, and losses and any investment expenses shall be charged against the funds on deposit therein. Upon payment in full of the Notes under the Indenture, as directed in writing by the Servicer, the Indenture Trustee will release any amounts remaining on deposit in the Yield Supplement Account to the Owner Trustee for the benefit of the Certificateholders, which amounts the Owner Trustee shall deposit into the Trust Collection Account, and the Company shall have no further obligation to pay to the Servicer the Servicing Payment Deposit. If for any reason the Yield Supplement Account is no longer an Eligible Deposit Account, the Relevant Trustee shall promptly cause the Yield Supplement Account to be moved to another institution or otherwise changed so that the Yield Supplement Account becomes an Eligible Deposit Account.

      5. Our agreements set forth in this Yield Supplement Agreement are our primary obligations and such obligations are irrevocable, absolute and unconditional, shall not be subject to any counterclaim, setoff or defense (other than full and strict compliance by us with our obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition whatsoever.

      6. This Yield Supplement Agreement shall not be amended, modified or terminated except in accordance with the provisions for amendments, modifications and terminations of the Sale and Servicing Agreement as set forth in Section 10.01 of the Sale and Servicing Agreement.

      7. THIS YIELD SUPPLEMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

      8. Except as otherwise provided herein, all notices pursuant to this Yield Supplement Agreement shall be in writing, personally delivered, sent by telecopier, sent by courier or mailed by certified mail, return receipt requested, and shall be effective upon receipt

                                                      (Nissan 2003-A Owner Trust
                                                     Yield Supplement Agreement)


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thereof. All notices shall be directed as set forth below, or to such other address or telecopy number or to the attention of such other person as the relevant party shall have designated for such purpose in a written notice.

                  The Company:

                  Nissan Auto Receivables Corporation II
                  990 West 190th Street
                  Torrance, California  90502
                  Attention:  Treasurer
                  Facsimile No.: 310-324-2542

                  Indenture Trustee:

                  Wells Fargo Bank Minnesota, National Association Wells Fargo Center
                  Sixth and Marquette Avenue
                  MAC N9311-161
                  Minneapolis, MN 55479
                  Attn:  Asset Backed Securities Department
                  Facsimile No.: 612-667-3464

                  Trust:

                  Nissan Auto Receivables 2003-A Owner Trust
                  In care of:  Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, DE 19890
                  Attn:  Nissan Auto Receivables 2003-A Owner Trust

      10. This Yield Supplement Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, all of which shall be deemed to be one and the same document.

      11. Each of the parties hereto agrees and acknowledges that all of the rights and interests of the Indenture Trustee hereunder shall be automatically transferred to the Owner Trustee, and the Owner Trustee shall succeed to all such rights and interests, upon the payment in full of the Notes in accordance with the terms of the Indenture and the Sale and Servicing Agreement.

      If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by signing in the space provided below and returning to us the

                                                      (Nissan 2003-A Owner Trust
                                                     Yield Supplement Agreement)


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enclosed duplicate original of this letter.

                                                      (Nissan 2003-A Owner Trust
                                                     Yield Supplement Agreement)


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                                       Very truly yours,

                                       NISSAN AUTO RECEIVABLES CORPORATION II


                                       By:     /s/ Joji Tagawa
                                         ------------------------------------
                                         Name: Joji Tagawa
                                         Title: Treasurer

Agreed and accepted as of February 26, 2003

NISSAN MOTOR ACCEPTANCE CORPORATION

By:      /s/ Steven R. Lambert
  -------------------------------------
  Name: Steven R. Lambert
  Title: President


WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,
 AS INDENTURE TRUSTEE

By:     /s/ Marianna C. Stershic
  --------------------------------------
  Name: Marianna C. Stershic
  Title: Vice President


NISSAN AUTO RECEIVABLES 2003-A OWNER TRUST

By:  WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as
Owner Trustee on behalf of the Trust

By:     /s/ Daniel M. Reser
   -------------------------------------
   Name: Daniel M. Reser
   Title: Authorized Signer

                                                      (Nissan 2003-A Owner Trust
                                                     Yield Supplement Agreement)


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